•	Net loss for the third quarter and nine months ended September 30, 2011, was $0.6 million and $3.4 million, respectively, an improvement over the $7.8 million and $13.1 million loss recorded during the same periods in 2010.

•	Tier 1 leverage ratio increased to 12.93% and total capital to risk-weighted assets increased to 16.92% at September, 2011, compared to 11.80% and 15.47%, respectively, at year end 2010.

•	Allowance for loan losses as a percentage of total loans was 4.26% at September 30, 2011, compared to 3.52% at year end 2010 and 3.65% at September 30, 2010.

•	Nonaccrual loans were $24.5 million, $34.5 million, and $44.7 million at September 30, 2011, December 31, 2010 and September 30, 2010, respectively.

November 10, 2011

Dear Shareholder,

Today, we filed with the Securities and Exchange Commission our quarterly report on Form 10-Q providing a detailed analysis of our third quarter and first nine months of 2011 operating results for the Company. Our operating results demonstrate the emphasis we have placed on managing our credit quality and controlling our operating costs. The full Form 10-Q is available on our website (www.cibmarine.com). Some financial highlights for the three and nine months ended September 30, 2011, which illustrate our progress, include:

•	Net loss for the third quarter and first nine months of 2011 was $0.6 million and $3.4 million, respectively, or $0.03 and $0.19 per share; an improvement from the net loss of $7.8 million and $13.1 million, respectively, or $0.43 and $0.72 per share for the same periods of 2010.

•	At September 30, 2011, total assets were $517 million compared to $589 million at year end 2010, reflecting lower loan and securities balances, and continued, managed, reductions in time deposits. Net interest margin for the third quarter and year-to-date ended September 30, 2011, improved to 3.84% and 3.66% for 2011, from 3.14% and 3.13%, respectively, for the same periods in 2010. The increase over the prior year was primarily due to the improved cost and composition of interest-bearing liabilities and improvements in loan yields.

•	Provision for loan losses for the third quarter of 2011 was $1.6 million compared to $6.6 million during the third quarter of 2010, and $4.4 million for the nine months ended September 30, 2011, compared to $11.7 million during the same period of 2010. Charge-offs were down to $4.2 million and $8.3 million during the third quarter and first nine months of 2011, respectively, compared to $7.4 million and $14.2 million during the same periods of 2010. Recoveries, primarily from the purchase home equity pools, were up to $3.0 million and $4.7 million during the third quarter and first nine months of 2011, respectively, compared to $0.3 million and $1.5 million for the same periods last year.

•	The ratio of nonperforming assets to total assets decreased to 6.01% at September 30, 2011, compared 6.59% at December 31, 2010 and 7.16% at September 30, 2010. Nonaccrual loans were down to $24.5 million at September 30, 2011 compared to $34.5 million at December 31, 2010, and $44.7 million at September 30, 2010.

•	Noninterest expense for the third quarter of 2011 was $4.7 million compared to $6.3 million in the same period of 2010, a reduction of 25% or $1.6 million. For the first nine months of 2011, noninterest expense totaled $15.7 million compared to $17.9 million during the same period of 2010.

•	Capital positions strengthened September 30, 2011, compared to December 31, 2010. CIB Marine’s Tier 1 leverage ratio increased to 12.93% and total capital to risk-weighted assets increased to 16.92% at September 30, 2011, compared to 11.80% and 15.47%, respectively, at year end 2010. CIBM Bank’s Tier 1 leverage ratio increased to 10.91% and total capital to risk-weighted assets increased to 14.48% at September 30, 2011, compared to 10.04% and 13.36%, respectively, at December 31, 2010.

We are pleased that we have been able to continue our financial improvement. This quarter saw gains in all of the core elements of our business that we are managing most closely – capital, costs and credit. Our employees continue to deliver excellent service to our clients and look for ways to make our company operate more efficiently.

The economic environment, which began to show signs of improvement, has settled back to a slower pace again. That fact, along with our still elevated levels of problem assets, makes our employees’ efforts all the more notable. At the same time, we remain cautious about the progress we can continue to make.

Sincerely,

Chuck Ponicki
President and Chief Executive Officer

This letter contains forward-looking information. Actual results could differ materially from those indicated by such information. Information regarding risk factors and other cautionary information is available in Item 1A of CIB Marine’s Annual Report on Form 10-K for the period ended December 31, 2010, and in other SEC filings subsequent to December 31, 2010.